UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 14, 2009

Date of Report (Date of earliest event reported)

SANMINA-SCI CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 14, 2009, the Board of Directors of Sanmina-SCI Corporation (the “Company”) appointed Jean Manas, 44, to serve as a member of the Board of Directors of the Company.

Mr. Manas has been serving as Chief Executive Officer of Foros Group LLC, a financial services firm which he founded, since June 2009. From February 2006 until June 2009, Mr. Manas served in various executive positions at Deutsche Bank, most recently as Americas Head of Mergers & Acquisitions and member of the Global Banking Executive Committee. From May 1998 through January 2006, Mr. Manas served in various senior roles at Goldman Sachs & Co., most recently as Managing Director and Co-Head of Mergers & Acquisitions in the Technology, Media and Telecommunications Investment Banking Group.

Mr. Manas shall be eligible to receive the standard compensation package for non-employee directors of the Company. In particular, Mr. Manas will receive an annual Board retainer of $60,000, provided that such amount may be increased by one-third in the aggregate if Mr. Manas elects to receive his entire retainer in the form of restricted stock awards. Mr. Manas will also receive payments for attending meetings of the Board of Directors of $2,000, if attending in person, and $1,000, if attending telephonically. Such per meeting fees may be eligible for deferral in accordance with the terms of the Sanmina-SCI Deferred Compensation Plan for Outside Directors.

In addition, Mr. Manas shall be granted a stock option to purchase 10,000 shares of common stock and restricted stock units for 20,000 shares of common stock under our 2009 Incentive Plan. Such options and restricted stock units shall vest at the rate of 1/12 of such shares monthly from the date of grant.

The Company issued a press release regarding Mr. Manas’ appointment, which is attached hereto as Exhibit 99.1.

Item 9.01               Financial Statements and Exhibits

(d) Exhibits.

The following exhibits are filed herewith:

Exhibit No.	Description
99.1	Press Release issued by Sanmina-SCI Corporation on October 15, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA-SCI CORPORATION

	By:	/s/ Michael R. Tyler
Michael R. Tyler
Executive Vice President, General Counsel and Corporate Secretary

Date: October 15, 2009

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release issued by Sanmina-SCI Corporation on October 15, 2009.